EXHIBIT 99.1

News Release
140 John James Audubon Parkway Amherst, NY 14228

Immediate Release

Columbus McKinnon Reports 9.5% Revenue Increase and Significant Profit Growth in Fiscal 2013 First Quarter

•	Revenue of $153 million driven by U.S. sales growth of 18.5%; Continued solid performance in Europe, Latin America and Asia despite negative foreign currency effects

•	Gross profit margin improved to 28.6%, up 310 basis points and operating profit margin improved to 8.4%, up 320 basis points on volume and improved operating efficiencies

•	Operating profit improved to $12.8 million, up 77.2%, incremental sales generated 42% operating leverage

•	Earnings per share more than tripled to $0.43 compared with $0.14 in prior year period

AMHERST, NY, July 19, 2012 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal 2013 first quarter which ended June 30, 2012.

Net sales for the first quarter of fiscal 2013 were $153.0 million, up $13.3 million, or 9.5%, from the prior-year period as strong demand in the U.S. combined with steady order flow from outside the U.S. continued through the quarter.  U.S. sales grew 18.5% to $88.1 million, or 58% of total net sales.  Sales outside of the U.S were down 0.7% compared with last year to $64.9 million, or 42% of total sales.  Compared with the year-ago quarter, foreign currency translation negatively impacted fiscal 2013 first-quarter sales by $7.1 million, or 5.1%.

The fluctuation in sales compared with fiscal 2012’s first quarter is summarized as follows, in millions:

	Sales $ Change	Sales % Change

Increased volume	$15.7	11.2%

Pricing	4.7	3.4%

Foreign currency translation	(7.1)	(5.1)%

Total	$13.3	9.5%

Net income grew over 200% to $8.4 million, or $0.43 per diluted share, in the fiscal 2013 first quarter compared with $2.8 million, or $0.14 per diluted share, in the prior-year period.

Timothy T. Tevens, President and Chief Executive Officer, commented, “We continued to see strong demand in the U.S. and have benefited from the success of our marketing efforts to create pull-through demand in our targeted markets including energy, mining and entertainment markets, as well as from the continued development of our sales channels.  In addition, improved operating efficiencies contributed to our strong earnings growth.”

Columbus McKinnon Reports 9.5% Revenue Increase and Significant Profit Growth in Fiscal 2013 First Quarter
July 19, 2012

Operating improvements and strong operating leverage drove margin expansion

Gross profit increased to $43.8 million, or 28.6% of sales, for the fiscal 2013 first quarter from $35.6 million, or 25.5% of sales, in fiscal 2012’s first quarter.  Gross profit margin expansion demonstrated improved efficiencies and leverage gained on higher volume.  In addition, margin was positively impacted by $1.8 million in brokerage fees received for a large rail crane project completed in the quarter where the Company also provided technical support, training and service.  Due to the accounting rules regarding such transactions, the project was recorded as net revenue, with no associated cost of sales.  This positively impacted the Company’s gross margin by 80 basis points.

Selling expenses were $16.4 million, up 2.1%, or $0.3 million, when compared with the first quarter of fiscal 2012.  As a percent of revenue, selling expenses were down to 10.7% compared with 11.5% in the same period last year, benefiting from the stronger U.S. dollar.

General and administrative (G&A) expenses were $14.2 million, or 9.3% of sales, in the first quarter of fiscal 2013, up 23.8% from the previous fiscal year’s first quarter, when G&A was $11.5 million, or 8.2% of sales.  The increase in G&A was the result of investments in the Company’s ERP system implementation, the acquisition in South Africa, severance costs and higher incentive compensation and group health costs.

Operating income in the fiscal 2013 first quarter was $12.8 million, or 8.4%, compared with $7.2 million, or 5.2%, in the year ago quarter.  Compared with the prior-year period, foreign currency translation negatively impacted operating income by $0.8 million, or 6.3%, in the fiscal 2013 first quarter.

Interest and debt expense was unchanged at $3.5 million compared with the first quarter of fiscal 2012.

The effective tax rate for the 2013 first quarter was 17.4% compared with 32.8% in the first quarter of fiscal 2012.  The Company expects its effective tax rate for fiscal 2013 will be in the range of 17% to 22% including the impact of the valuation allowance on deferred tax assets.  Tax rates for the Company are impacted by the mix of income or loss among taxing jurisdictions, specifically U.S. versus foreign jurisdictions and the impact of various state taxes within the U.S.

Strong cash position and sufficient borrowing capacity for acquisition strategy

Debt, net of cash, at June 30, 2012 was $70.5 million, or 30.0% of net total capitalization, compared with $63.6 million, or 28.4% of net total capitalization, at March 31, 2012.  Gross debt at the end of this year’s first quarter was $152.7 million.  The Company had $82.2 million of cash on hand as of June 30, 2012, as well as $73.6 million of availability on its $85 million line of credit, with nothing drawn and $11.4 million for outstanding letters of credit.

Cash used by operations in the first quarter of fiscal 2013 was $3.9 million compared with a positive cash flow from operations of $0.9 million in the first quarter of fiscal 2012 due primarily to the payment of certain accrued liabilities in the quarter.

Working capital as a percentage of sales was 19.8% at the end of the first quarter of fiscal 2013, up from 18.1% at the end of the first quarter of fiscal 2012.  The increase in working capital as a percent of sales was primarily due to current liabilities as a percent of sales declining from the year earlier period.  Columbus McKinnon’s long term goal remains a 15% working capital to sales ratio.

Capital expenditures for the first quarter of fiscal 2013 were $1.7 million compared with $3.2 million in the prior-year period.  The Company’s fiscal 2013 capital spending expectations remain unchanged at approximately $14 million to $17 million, including approximately $2.5 million to $3.0 million for its global ERP system initiative.  Capital investments are focused on new product development, productivity enhancements, systems development and implementation, and maintenance.

Columbus McKinnon Reports 9.5% Revenue Increase and Significant Profit Growth in Fiscal 2013 First Quarter
July 19, 2012

Company expects continued growth

Backlog was $109.9 million at June 30, 2012, compared with $98.9 million at June 30, 2011.  Although the time to convert the majority of backlog to sales typically averages from one day to a few weeks, backlog can include project-type orders from customers that have defined deliveries that may extend out 12 to 24 months.  As of June 30, 2012, approximately $30.7 million of backlog, or 27.9%, was scheduled for shipment beyond September 30, 2012.

Mr. Tevens noted, “Although there is skepticism and concern regarding the global economy, we continue to see strong demand in our markets.  We remain cautiously optimistic as orders continue to grow despite the difficult global economy, and we are encouraged with the pipeline of opportunities.  We also continue to pursue acquisition prospects and are patient in our efforts to ensure we find a strategic and culturally suitable partner that meets our targeted financial returns.”

Both U.S. and Eurozone capacity utilization are leading market indicators for the Company.  U.S. industrial capacity utilization increased to 78.2% in June 2012, up from 75.0% in June 2011, and 77.9% in March 2012.  Eurozone capacity utilization, which has remained relatively flat since the fourth quarter of 2011, was 79.6% in the quarter ended June 30, 2012, a decrease from the previous peak level of 81.3% achieved during the quarter ended June 30, 2011.  Both of these indicators portray a slowing global economy, especially in Europe where the Eurozone may be in a modest recession.  The Company’s sales tend to lag these indicators by one to two quarters.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials.  Key products include hoists, cranes, actuators and rigging tools.  The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

Teleconference/webcast

Columbus McKinnon will host a conference call and live webcast today at 10:00 a.m. Eastern Time, at which Timothy T. Tevens, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy.  The review will be accompanied by a slide presentation which will be available on Columbus McKinnon’s website at http://www.cmworks.com/investors. A question and answer session will follow the formal discussion.

Columbus McKinnon’s conference call can be accessed by calling 1-210-234-7695 and asking for the “Columbus McKinnon conference call”.  The webcast can be monitored on Columbus McKinnon’s website at http://www.cmworks.com/investors.  An audio recording of the call will be available two hours after its completion and until August 19, 2012 at 1-203-369-1655.  Alternatively, an archived webcast of the call will be on Columbus McKinnon’s web site at: http://www.cmworks.com/investors until August 19, 2012.  In addition, a transcript of the call will be posted to the website once available.

Columbus McKinnon Reports 9.5% Revenue Increase and Significant Profit Growth in Fiscal 2013 First Quarter
July 19, 2012

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Financial Tables follow.

Columbus McKinnon Reports 9.5% Revenue Increase and Significant Profit Growth in Fiscal 2013 First Quarter
July 19, 2012

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)

	Three Months Ended
	June 30, 2012	June 30, 2011	Change

Net sales	$153,013	$139,760	9.5%
Cost of products sold	109,189	104,118	4.9%
Gross profit	43,824	35,642	23.0%
Gross profit margin	28.6%	25.5%
Selling expense	16,366	16,026	2.1%
General and administrative expense	14,177	11,452	23.8%
Restructuring charges	-	430	-100.0%
Amortization	499	521	-4.2%
Income from operations	12,782	7,213	77.2%
Operating margin	8.4%	5.2%
Interest and debt expense	3,499	3,504	-0.1%
Investment income	(280)	(262)	6.9%
Foreign currency exchange (gain) loss	(336)	18	NM
Other income, net	(320)	(181)	76.8%
Income before income tax expense	10,219	4,134	147.2%
Income tax expense	1,783	1,355	31.6%
Net income	$8,436	$2,779	203.6%

Average basic shares outstanding	19,347	19,173	0.9%
Basic income per share:
Net income	$0.44	$0.14	214.3%

Average diluted shares outstanding	19,507	19,524	-0.1%
Diluted income per share:
Net income	$0.43	$0.14	207.1%

Columbus McKinnon Reports 9.5% Revenue Increase and Significant Profit Growth in Fiscal 2013 First Quarter
July 19, 2012

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets - UNAUDITED
(In thousands)

	June 30, 2012	March 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$82,166	$89,473
Trade accounts receivable	88,994	88,642
Inventories	109,246	108,055
Prepaid expenses and other	12,593	10,449
Total current assets	292,999	296,619

Net property, plant, and equipment	60,093	61,709
Goodwill	105,273	106,435
Other intangibles, net	14,580	15,791
Marketable securities	25,039	25,393
Deferred taxes on income	2,728	2,824
Other assets	6,089	6,636
Total assets	$506,801	$515,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$41	$112
Trade accounts payable	36,488	40,991
Accrued liabilities	54,630	61,713
Current portion of long-term debt	1,046	1,093
Total current liabilities	92,205	103,909

Senior debt, less current portion	3,386	3,749
Subordinated debt	148,208	148,140
Other non-current liabilities	98,748	99,143
Total liabilities	342,547	354,941

Shareholders’ equity:
Common stock	193	193
Additional paid-in capital	189,915	189,260
Retained earnings	34,331	25,895
ESOP debt guarantee	(868)	(975)
Accumulated other comprehensive loss	(59,317)	(53,907)
Total shareholders’ equity	164,254	160,466
Total liabilities and shareholders’ equity	$506,801	$515,407

Columbus McKinnon Reports 9.5% Revenue Increase and Significant Profit Growth in Fiscal 2013 First Quarter
July 19, 2012

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED

(In thousands)

	Three Months Ended
	June 30, 2012	June 30, 2011

Operating activities:
Net income	$8,436	$2,779
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	3,110	2,974
Deferred income taxes and related valuation allowance	13	(47)
Gain on sale of real estate/investments	(83)	(106)
Stock based compensation	664	620
Amortization of deferred financing costs	64	95
Changes in operating assets and liabilities:
Trade accounts receivable	(2,090)	(2,976)
Inventories	(4,204)	(6,124)
Prepaid expenses	(2,336)	(391)
Other assets	448	236
Trade accounts payable	(2,964)	1,523
Accrued and non-current liabilities	(4,947)	2,324
Net cash (used for) provided by operating activities	(3,889)	907

Investing activities:
Proceeds from sale of marketable securities	1,196	2,102
Purchases of marketable securities	(962)	(2,564)
Capital expenditures	(1,716)	(3,161)
Net cash used for investing activities	(1,482)	(3,623)

Financing activities:
Net payments under lines-of-credit	(13)	(79)
Repayment of debt	(211)	(238)
Change in ESOP guarantee	107	109
Net cash used for financing activities	(117)	(208)

Effect of exchange rate changes on cash	(1,819)	549

Net change in cash and cash equivalents	(7,307)	(2,375)
Cash and cash equivalents at beginning of year	89,473	80,139
Cash and cash equivalents at end of period	$82,166	$77,764

Columbus McKinnon Reports 9.5% Revenue Increase and Significant Profit Growth in Fiscal 2013 First Quarter
July 19, 2012

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	June 30, 2012		June 30, 2011		March 31, 2012

Backlog (in millions)	$109.9		$98.9		$114.2

Trade accounts receivable
days sales outstanding	52.9	days	52.7	days	50.6	days

Inventory turns per year
(based on cost of products sold)	4.0	turns	4.3	turns	4.3	turns
Days' inventory	91.3	days	84.9	days	85.5	days

Trade accounts payable
days payables outstanding	30.4	days	33.8	days	32.3	days

Working capital as a % of sales	19.8%		18.1%		17.6%

Debt to total capitalization percentage	48.2%		47.6%		48.8%
Debt, net of cash, to total capitalization	30.0%		31.1%		28.4%

Shipping Days by Quarter

	Q1	Q2	Q3	Q4	Total

FY 13	63	63	60	62	248

FY 12	63	64	58	65	250